EXHIBIT 8.2

GREENE RADOVSKY MALONEY & SHARE LLP

ATTORNEYS AT LAW
A LIMITED LIABILITY PARTNERSHIP
FOUR EMBARCADERO CENTER
SUITE 4000
SAN FRANCISCO, CA 94111-4106
TELEPHONE: (415) 981-1400
FACSIMILE: (415) 777-4961

July 15, 2005

The Cronos Group
5, rue Guillaume Kroll
L-1882 Luxembourg

Ladies and Gentlemen:

    As United States tax counsel for The Cronos Group, a société anonyme holding organized and existing under the laws of Luxembourg (the "Company"), and in connection with the proposed offer and sale by selling shareholders of common shares of the Company (the "Shares"), we hereby confirm to you that, subject to the qualifications therein set forth, the statements of United States federal income tax law set forth under the heading "Tax Considerations" in the Prospectus covering the Shares, which is a part of the Registration Statement on Form S-8 (the "Registration Statement") to be filed by the Company with the Securities and Exchange Commission (the "SEC") to which this letter is attached as an exhibit, are accurate in all material respects.

    We hereby consent to the filing with the SEC of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading "Tax Considerations" and "Legal Matters" in the Prospectus. By giving the foregoing consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Respectfully submitted,
/s/ GREENE RADOVSKY MALONEY
& SHARE LLP